                                                                      Exhibit 12
                    UNION TANK CAR COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in Thousands)

                                                             For the year ended December 31,
                                Line     ------------------------------------------------------------------------
                               Number      1999            1998            1997           1996             1995
                               ------    ------------------------------------------------------------------------
Income Available for
      Fixed Charges:
----------------------------

Income from continuing
  operations                      1      $ 116,557      $ 127,421      $ 101,250       $ 102,583         $ 84,465

Provision for federal income
  taxes and foreign taxes         2         62,861         70,948         55,038          58,398           44,975

Provision for state income
  taxes                           3          2,708          2,509          2,081           1,208            1,053

Fixed charges (line 8)            4         92,787         89,966         91,102          88,215           92,764
                                         ---------      ---------      ---------       ---------        ---------
Income available for fixed
  charges                         5      $ 274,913      $ 290,844      $ 249,471       $ 250,404        $ 223,257
                                         =========      =========      =========       =========        =========


Fixed Charges:
----------------------------

Interest expenses (including
 amortization of debt
 discount) as shown on the
 consolidated statement of
 income                           6      $  73,117      $  71,131      $  75,356       $  72,138        $  81,179

Add interest portion of rent
 expense                          7         19,670         18,835         15,746          16,077           11,585
                                         ---------      ---------      ---------       ---------        ---------
Total fixed charges               8      $  92,787      $  89,966      $  91,102       $  88,215        $  92,764
                                         =========      =========      =========       =========        =========

Number of times fixed
 charges were earned
 (line 5/line 8)                              2.96 x         3.23 x         2.74 x          2.84 x           2.41 x
                                         =========      =========      =========       =========        =========

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